EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Registration Statement No. 333-172929 on Form S-3 and in Registration Statement No. 333-183662 on Form S-3 and to the incorporation by reference therein and in Registration Statement No. 333-146277 on Form S-8, and in Registration Statement No. 333-190304 on Form S-8 of Solitario Exploration & Royalty Corp. of our report dated March xx, 2014 appearing in this Annual Report on Form 10-K of Solitario Exploration & Royalty Corp. for the year ended December 31, 2013.

/s/ EKS&H LLLP

EKS&H LLLP

March 7, 2014

Denver, Colorado